UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2006

ENTERPRISE GP HOLDINGS L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-32610	13-4297064
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008-1044
(Address of Principal Executive Offices)	(Zip Code)

(713) 426-4500
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01. Entry into a Material Definitive Agreement.

On February 13, 2006, TEPPCO Partners, L.P. (“TEPPCO”) and Enterprise Products Operating L.P. entered into a letter of intent (the “Letter Agreement”) related to an additional expansion of the Jonah Gas Gathering System (the “Jonah Expansion”). The Jonah Gas Gathering System is part of TEPPCO’s midstream business segment and is owned and operated by Jonah Gas Gathering Company (“Jonah”), an indirect wholly-owned subsidiary of TEPPCO. The material terms of the Letter Agreement are summarized herein. Copies of the Letter Agreement and related press release are incorporated herein by reference to Exhibits 99.1 and 99.2 of Enterprise Products Partners L.P’s Current Report on Form 8-K filed on February 17, 2006.

Enterprise Products Operating L.P. (“Enterprise”) is the operating partnership of Enterprise Products Partners L.P., the general partner of which is Enterprise Products GP, LLC (“Enterprise Products GP”). Enterprise GP Holdings L.P. owns Enterprise Products GP. The general partner of TEPPCO and 2,500,000 TEPPCO common units are owned by an affiliate of Enterprise under common control of Dan L. Duncan, Chairman of the Board of Directors of Enterprise Products GP.

The Jonah Expansion will consist of the installation of approximately 90,000 horsepower of gas turbine compression at a new compression station, related new piping and certain related facilities. The construction of the Jonah Expansion is expected to be completed through a joint venture (the “Joint Venture”) between TEPPCO (through its Jonah subsidiary) and Enterprise, both of whom must use their reasonable best efforts to enter into a joint venture agreement (the “Joint Venture Agreement”) relating to, among other things, (i) the construction and financing of the Jonah Expansion and (ii) the relative rights and obligations of TEPPCO and Enterprise within such venture.

Enterprise is expected to be responsible for all activities relating to the construction of the Jonah Expansion and must advance all amounts necessary to plan, engineer, construct or complete the Jonah Expansion (anticipated to be approximately $200 million). Such advance will constitute a subscription for an equity interest in the Joint Venture (the “Subscription”) by Enterprise. Until the effectiveness of the Joint Venture Agreement, Enterprise will not (i) have any interest in the Joint Venture or Jonah, (ii) have any ownership interest in the Jonah Expansion or Jonah, (iii) participate in any revenue generated from the operation of the Jonah Expansion or Jonah, (iv) be entitled to any distributions of any kind with respect to the Joint Venture or Jonah or (v) have any voting rights in the Joint Venture or Jonah, and then, only to the extent set forth in the Joint Venture Agreement.

Enterprise expects the Jonah Expansion to be put into service in late 2006. TEPPCO has the option to return to Enterprise up to 100% of the amount of the Subscription. If TEPPCO returns a portion of the Subscription to Enterprise, the relative interests of Enterprise and TEPPCO in the Joint Venture will be adjusted accordingly. The Letter Agreement will terminate without liability to either party if TEPPCO returns 100% of the Subscription to Enterprise.

If Enterprise fails to make any portion of the Subscription, Enterprise has agreed to indemnify TEPPCO and its affiliates against damages arising out of Enterprise’s failure to make all or any part of the subscription or any breach of any agreement relating to the Jonah Expansion to which TEPPCO or its affiliates are a party. TEPPCO has agreed to indemnify Enterprise and its affiliates against damages arising out of a breach by TEPPCO of its obligations under the Letter Agreement or any agreement (other than any agreement relating to the Jonah Expansion) to which TEPPCO or any of its affiliates (other than Enterprise) are a party.

TEPPCO’s obligation to execute and deliver the Joint Venture Agreement will be subject to various conditions, including: (i) approval by the board of directors and audit and conflicts committee of TEPPCO’s general partner and Enterprise Products GP, (ii) the receipt by TEPPCO of a fairness opinion, to the effect that the transactions contemplated by the Joint Venture Agreement are fair, from a financial point of view, to the limited partners of TEPPCO; (iii) neither the board of directors nor the audit and conflicts committee of TEPPCO’s general partner will have determined that their fiduciary obligations prohibit TEPPCO from consummating the transactions contemplated by the Letter Agreement or the Joint Venture Agreement; (iv) evidence reasonably satisfactory to the audit and conflicts committee of TEPPCO’s general partner that Enterprise has the ability to fully fund the Subscription; and (v) receipt of any required governmental and other consents. Enterprise’s obligation to execute and deliver the Joint Venture Agreement will be subject to various conditions, including approval by (i) the board of directors and audit and conflicts committee of Enterprise Products GP and TEPPCO’s general partner and (ii) receipt of any required governmental and other consents.

If TEPPCO and Enterprise fail to timely consummate the Joint Venture Agreement before the completion of the Jonah Expansion, then the terms of the Joint Venture will be determined by non-appealable, binding arbitration.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Exhibit
99.1

Letter of Intent between TEPPCO Partners, L.P. and Enterprise Products Operating L.P. dated February 13, 2006. (incorporated by reference to Exhibit 99.1 of Current Report on Form 8-K filed by Enterprise Products Partners L.P. on February 17, 2006; file no. 1-14323).

99.2

Press release of Enterprise Products Partners L.P. dated February 17, 2006 announcing Jonah Expansion project with TEPPCO Partners, L.P. (incorporated by reference to Exhibit 99.2 of Current Report on Form 8-K filed by Enterprise Products Partners L.P. on February 17, 2006; file no. 1-14323).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P.

By:	EPE Holdings, LLC, as general partner

Date: February 17, 2006	By: ___/s/ Michael J. Knesek________________
Michael J. Knesek
Senior Vice President, Controller
and Principal Accounting Officer
of EPE Holdings, LLC